Contact:  George R. Remeta         Investor Relations:
      Vice Chairman and                   Lynn Morgen/Carolyn Capaccio/
      Chief Administrative Officer        Teresa Kollappallil
      United Retail Group, Inc.
      201-909-2110
                                   Press:  Michael McMullan
                                           Morgen-Walke Associates, Inc.
                                           212-850-5600


           UNITED RETAIL GROUP ENTERS INTO RIGHT OF FIRST REFUSAL
              AGREEMENT FOR 1,600,000 SHARES OF ITS STOCK WITH
                      LIMITED DIRECT ASSOCIATES, L.P.


Rochelle Park, New Jersey, September 21, 1999 - United Retail Group, Inc. (NASDAQ-NMS:

"URGI") today announced that it entered into a right of first refusal agreement for any proposed sale of 1,600,000 shares of its Common Stock, representing 12% of shares outstanding, held by Limited Direct Associates, L.P. "Limited").

The right has a term of one year, subject to extension by mutual agreement, and applies to any sales that Limited may propose to make from time to time on the Nasdaq National Market System and in negotiated or block transactions. If United Retail Group, Inc. (the "Company") exercises the right of first refusal, any shares that are proposed to be sold on the NASDAQ National Market System will be sold to the Company instead (i) after the market closes and before it opens again and (ii) at a purchase price equal to that day's closing price. The Company has no obligation, however, to exercise the right and purchase shares.

Limited has no obligation to propose any sales of shares.

The Company entered into a similar agreement with The Limited, Inc./Intimate Brands, Inc. Foundation, whose present holding of shares of Company Common Stock is not material.

Any purchases by the Company made under the rights of first refusal will be included in the total authorized in the Company's recently announced stock buyback program.

Any purchases of shares will be paid for from the Company's cash reserves.

United Retail Group, Inc. is a specialty retailer of large-size women's fashion apparel, footwear and accessories featuring AVENUE(R) brand merchandise. The Company operates 499 stores under its AVENUE(R) trade name.

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